UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
FORM 8-K
_______________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 8, 2019
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Perrigo Company plc
(Exact name of registrant as specified in its charter)
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Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Sharp Building, Hogan Place, Dublin 2, Ireland	-
(Address of principal executive offices)	(Zip Code)
+353 1 7094000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares	PRGO	New York Stock Exchange

Item 1.01.    Entry into a Material Definitive Agreement.

On May 8, 2019, Perrigo Company plc (the “Company”) and certain of its affiliates entered into a Stock Purchase Agreement and Agreement and Plan of Merger (the “Agreement”) with Ranir Global Holdings, LLC (“Ranir”), Camden Partners III SPV, L.P., an indirect partial parent of Ranir (the “Blocker Seller”), and RGH SELLER REP, LLC, as representative of the Blocker Seller and the unitholders of Ranir.

The affiliates of the Company that are parties to the Agreement are Perrigo Oral Health Care Holdings, Inc. (“U.S. Buyer”), Perrigo Ireland 6 DAC (“Irish Buyer” and, together with U.S. Buyer, “Buyer”) and Big Mouth Merger Sub, LLC, a Delaware limited liability company whose sole members are U.S. Buyer and Irish Buyer (“Merger Sub”).

The Agreement provides for the acquisition by the Company, indirectly, of 100% of the equity of Ranir, a leading global supplier of private label and branded oral care products, headquartered in Grand Rapids, Michigan.

The acquisition is structured as a two-part transaction. First, Buyer will purchase from the Blocker Seller the equity of CP Kayak Holdings, Inc. (“Blocker”), a holding company with no business or operations other than its ownership of certain units of limited liability company interest in Ranir. Immediately thereafter, Merger Sub will be merged with and into Ranir, with Ranir surviving the merger as an indirect, wholly owned subsidiary of the Company. Subject to the terms of the Agreement, at the effective time of the merger, all vested and outstanding equity of Ranir (other than equity owned by Blocker) will be canceled and converted into a right to receive a cash payment.

In consideration for the transaction, Buyer will pay $750 million in cash, subject to a purchase price adjustment, on a cash-free, debt-free basis. The purchase price is also subject to adjustment for any tax obligations or benefits of Ranir and Blocker allocable to periods through the closing date. The purchase price will be allocated among the Blocker Seller and the unitholders of Ranir (other than Blocker). The obligations of Buyer and Merger Sub under the Agreement are guaranteed by the Company as provided therein. The Company intends to fund the transaction with approximately $450 million of cash on hand and the balance through short-term debt.

The Agreement contains certain representations and warranties by the Company and its affiliates relating to their ability to consummate the transaction. The Agreement also contains certain representations and warranties regarding Blocker and certain representations and warranties relating to Ranir. The representations and warranties of the parties do not survive the closing. Buyer has purchased a representation and warranty insurance policy, and after the closing the sole recourse of Buyer and Merger Sub for any breach of the representations and warranties regarding Ranir and Blocker in the Agreement shall be against such policy.

The Agreement provides for certain pre-closing covenants of Ranir, including covenants relating to conducting its business in the ordinary course and refraining from taking certain actions without the Company’s consent. The Agreement also provides for certain post-closing covenants of the parties, including covenants relating to indemnification of the surviving company’s directors and officers and the payment of transfer taxes.

The obligations of the parties to consummate the transactions contemplated by the Agreement are subject to the satisfaction of certain closing conditions, including the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, clearance under applicable German antitrust law, and the absence of certain proceedings. In addition, it is a condition to the obligations of

Buyer and Merger Sub to consummate the transaction that, since the date of the Agreement, there has not been a material adverse effect, as defined in the Agreement. The parties have agreed to take commercially reasonable efforts to cause all antitrust and other regulatory approvals to be obtained, except that the parties are not required to agree to structural or conduct remedies or to litigate. The obligation of each party to consummate the transactions is conditioned upon the other party’s representations and warranties being true and correct (except, in the case of representations and warranties other than fundamental representations, where the failure to be true and correct would not reasonably be expected to have a material adverse effect) and the other party having complied with its covenants under the Agreement in all material respects.

The Company expects to close the transaction by the end of the third quarter of fiscal year 2019.

The Agreement provides termination rights for the Company and Ranir under certain circumstances, including, subject to certain conditions, an uncured material breach by the other party or if the transactions have not been consummated within 240 days of signing the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)
PERRIGO COMPANY PLC

		By:	/s/_Todd W. Kingma______________
Dated:	May 14, 2019		Todd W. Kingma
Executive Vice President, General Counsel and Secretary